UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2026

Kardigan, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-43354	99-2994203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

506 Carnegie Center Drive, Suite 201
Princeton, New Jersey		08540
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 573-3220

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	KARD	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Doug Giordano

On September 29, 2026, Doug Giordano resigned from the board of directors (the “Board”) of Kardigan, Inc. (the “Company”) and his position on the Audit Committee of the Board (the “Audit Committee”). Mr. Giordano advised the Company that his decision to resign was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Appointment of Kristin Reinke

On September 29, 2026, the Board, upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Kristin Reinke to serve as a Class I director, to hold office until the Company’s annual meeting of stockholders in 2027 or until her earlier death, resignation or removal, effective as of September 29, 2026 (the “Appointment Date”). In addition, Ms. Reinke will serve as the chair of the Audit Committee. The Board has determined that Ms. Reinke is independent under the applicable listing standards of the Nasdaq Global Market and qualifies as a “financial expert” pursuant to the Securities and Exchange Commission rules. David Meeker will remain a member of the Audit Committee following such appointment.

Ms. Reinke currently serves as Vice President of Finance at Google LLC (“Google”), a subsidiary of Alphabet Inc., and has been a foundational member of Google’s finance leadership team since 2005. Ms. Reinke has held various roles of increasing responsibilities while at Google and was instrumental in scaling the company from its early post-IPO growth into a multibillion-dollar enterprise. Ms. Reinke earned her Bachelor of Arts in Accounting from Michigan State University and is a Certified Public Accountant.

In connection with her appointment to the Board, Ms. Reinke will receive an initial new director grant of non-qualified stock options valued at $650,000, and cash compensation for her Board and committee service, in accordance with the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time.

There are no arrangements or understandings between Ms. Reinke and any other person pursuant to which she was selected to serve on the Board. There are no transactions in which the Company or any of its subsidiaries is a party and in which Ms. Reinke has a material interest subject to disclosure under Item 404(a) of Regulation S-K. In addition, Ms. Reinke entered into an indemnification agreement with the Company consistent with the form of indemnification agreement, a copy of which has been previously filed with the Company’s most recent Quarterly Report on Form 10-Q.

Item 7.01. Regulation FD Disclosure.

On September 30, 2026, the Company issued a press release announcing the appointment of Kristin Reinke to the Board. A copy of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kardigan, Inc.

Date:	September 30, 2026	By:	/s/ John B. Moriarty, Jr.
John B. Moriarty, Jr. Chief Legal Officer and Corporate Secretary